Cardiff Oncology Announces Updated Clinical and New Biomarker Data from Phase 2 Metastatic Castration-Resistant Prostate Cancer Trial at the AACR Annual Meeting

–Trial evaluates onvansertib in combination with abiraterone and prednisone in metastatic castration-resistant prostate cancer (mCRPC) patients showing initial abiraterone resistance by rising PSA

–Disease control increased with increasing dose density of onvansertib from 29% to 45% of patients achieving PSA stabilization and from 53% to 75% of patients with radiographic stable disease; Arm A (n=17) – onvansertib 24mg/m2 days 1-5 in 21-day cycle to Arm C (n=20) – 12mg/m2 days 1-14 in 21-day cycle

–Median progression-free survival (mPFS) has increased with increasing onvansertib dose density from 4.1 months in Arm A to 13.2 months to-date in Arm C patients

–Genomic analysis of ctDNA showed a correlation between alterations in two key genes of the PI3K signaling pathway—MTOR and PTEN, which appears to underly increased pathway activity, and sensitivity to onvansertib/abiraterone combination in mCRPC patients with early abiraterone resistance

SAN DIEGO, April 8, 2022 – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company leveraging PLK1 inhibition to develop novel therapies across a range of cancers, today announced updated clinical data and new biomarker analyses from its ongoing Phase 2 trial of onvansertib in combination with abiraterone/prednisone in metastatic castrate-resistant prostate cancer (mCRPC) patients. The data are featured in a poster presentation at the American Association for Cancer Research (AACR) Annual Meeting, which is taking place both virtually and in-person at the Ernest N. Morial Convention Center in New Orleans, Louisiana from April 8-13, 2022.

“Results from the mCRPC trial demonstrate clinically meaningful disease control rates in patients showing early resistance to abiraterone,” said David Einstein, M.D., principal investigator at Beth Israel Deaconess Medical Center. “As the dose density of onvansertib was increased in three consecutive Arms (A, B and C), we observed an increase in disease control rates with both PSA stabilization and radiographic stable disease twelve weeks into treatment and some of these patients have experienced durable stabilization. Pre-clinical data suggest that the synergistic effect is independent of androgen receptor signaling.”

The primary efficacy endpoint of the mCRPC trial is disease control rate at 12 weeks (12-week DCR), which is defined by a decline or stabilization of PSA levels (rise of <25% over baseline or less than 2 ng/mL). Each of the trial’s three arms has evaluated a different dosing schedule of onvansertib alongside abiraterone and prednisone administered throughout the respective treatment cycle. Arm A evaluated 24 mg/m2 onvansertib on Days 1-5 of 21-day cycles, Arm B evaluated 18 mg/m2 onvansertib on Days 1-5 of 14-day cycles, and Arm C is evaluating 12 mg/m2 onvansertib on Days 1-14 of 21-day cycles.

“Biomarker correlative studies have revealed significant and positively associated mutations in MTOR, FAT1, PTEN and FOXA1, with tumors harboring these mutations achieving stable disease or a partial response within the initial abiraterone-resistant setting,” said Tod Smeal, Ph.D., chief scientific officer of Cardiff Oncology. “In addition, gene expression signatures from patient tumor tissue biopsies correlated with treatment response included those corresponding to the ERG+ and Notch pathways, which are involved in cell-invasion, epithelial-mesenchymal transition and metastasis. We continue to examine these promising biomarker studies with the goal of identifying the genomic alterations most closely associated with response to the combination regimen of onvansertib and abiraterone.”
Key data and conclusions from the AACR poster (cut-off date of February 2, 2022) and ongoing trial include:

Efficacy:
•75% (15/20) of evaluable patients in Arm C, which represents the most dose dense treatment schedule, showed disease control by radiographic SD/PR at 12-weeks, compared to 53% (9/17) and 58% (11/19) in the less dose dense Arms A and B, respectively

Biomarker:

•Treatment response (SD/PR) was positively associated with mutations in PTEN and MTOR, key genes in the PI3K signaling pathway
•Gene signatures correlating with treatment response included those corresponding to the ERG+ and Notch pathways, which are involved in cell-invasion, epithelial-mesenchymal transition and metastasis
•Genes related to mitochondrial and immune functions were downregulated in patients achieving SD or a PR compared to those showing progressive disease

Safety:
•The treatment regimen of onvansertib in combination with abiraterone/prednisone has been well tolerated

An electronic copy of the poster and corresponding abstract, entitled, Biomarkers of response to abiraterone and the polo-like kinase 1 (PLK1) inhibitor onvansertib in metastatic castration resistant prostate cancer (mCRPC) patients, is available to registered attendees of the AACR annual meeting on the meeting website. The in-person presentation will take place during the “Biomarkers Predictive of Therapeutic Benefit 1” poster session on April 11, 2022, from 9:00 AM – 12:30 PM CT. Following the meeting, the poster will be available on the "Scientific Presentations" section of the Cardiff Oncology website at https://cardiffoncology.com/scientific-presentations/.

About Cardiff Oncology, Inc.
Cardiff Oncology is a clinical-stage biotechnology company leveraging PLK1 inhibition to develop novel therapies across a range of cancers. Our lead asset is onvansertib, an oral highly selective PLK1 inhibitor, which we are evaluating in combination with standard-of-care (SOC) therapeutics in clinical programs targeting indications such as KRAS-mutated metastatic colorectal cancer, metastatic pancreatic ductal adenocarcinoma, and metastatic castrate-resistant prostate cancer. These programs and our broader development strategy are designed to target tumor vulnerabilities in order to overcome treatment resistance and deliver superior clinical benefit compared to the SOC. For more information, please visit https://www.cardiffoncology.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Cardiff Oncology's expectations, strategy, plans or intentions. These forward-looking statements are based on Cardiff Oncology's current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Cardiff Oncology's Form 10-K for the year ended December 31, 2021, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Cardiff Oncology does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Cardiff Oncology Contact:
Vicki Kelemen
Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

Investor Contact:
Joyce Allaire
LifeSci Advisors

212-915-2569
jallaire@lifesciadvisors.com

Media Contact:
Amy Jobe, Ph.D.
LifeSci Communications
315-879-8192
ajobe@lifescicomms.com

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